Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Omthera Pharmaceuticals, Inc. 2010 Stock Option Plan of our report dated March 8, 2013 (except for Note 16, as to which the date is April 1, 2013), with respect to the financial statements of Omthera Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-187153) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

May 28, 2013